Exhibit 23(d)(3)
DAVIS SERIES, INC.
SECOND AMENDMENT OF INVESTMENT ADVISORY AGREEMENT
July 1, 2009
Davis Selected Advisers, L.P.
2949 East Elvira Road, Suite 101
Tucson, Arizona 85756
Gentlemen:
We hereby confirm that, as of July 1, 2009, paragraph 6 of our Investment Advisory Agreement of January 1, 2001, is amended in its entirety to read as follows:
6.	Fees. The Company has formed six funds, consisting of separate investment portfolios, and wishes to employ you to supervise and assist in the management of all six funds upon the terms and conditions described in this Agreement. In consideration of such services, we shall pay you a fee calculated at the following annual rates based upon the daily net asset value of each separate portfolio:
Adviser Fee Schedule for Davis Opportunity Fund, Davis Financial Fund, Davis Real Estate Fund and Davis Appreciation & Income Fund

Assets	Cum. Assets
(millions)	(millions)	Annual Fee*
All	All	0.55%

*	fee expressed as a percentage of average net assets.
Adviser Fee Schedule for Davis Government Money Market Fund

Assets	Cum. Assets
(millions)	(millions)	Annual Fee*
$250	$250	0.50%
$250	$500	0.45%
Excess	$500+	0.40%

*	fee expressed as a percentage of average net assets

Adviser Fee Schedule for Davis Government Bond Fund

Assets	Cum. Assets
(millions)	(millions)	Annual Fee*
All	All	0.30%

*	fee expressed as a percentage of average net assets
For this purpose, the daily net asset value shall be computed in the same manner as the value of such daily net assets are computed in connection with the determination of the net asset value of our shares. The fee shall be accrued daily and paid monthly on the first business day following the end of the month in which the services were rendered.
In all other respects, the Investment Advisory Agreement of January 1, 2001, remains in full force and effect.
If the foregoing is in accordance with your understanding, please indicate by signing and returning to us the enclosed copy hereof.

Very truly yours, Davis Series Inc., Inc.

By	Doug Haines
Vice President

Accepted as of the day and year first above written.
Davis Selected Advisers, L.P.
By: Davis Investments, LLC, General Partner

By:	Thomas Tays
Vice President

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